Exhibit 10.2

Third Amendment
To Sixth Amended and Restated Gas Gathering and Processing Agreement
(Cowtown Gas Facilities)

This Third Amendment to Sixth Amended and Restated Gas Gathering and Processing Agreement (Cowtown) (this “Third Amendment”) is made and entered into this 9th day of July, 2014, but effective January 1, 2014 (“Effective Date”), by and among Quicksilver Resources Inc. (“Quicksilver”), TG Barnett Resources LP (“TG”) (Quicksilver and TG may be collectively referred to herein as “Producers”), Cowtown Gas Processing Partners L.P. (“Processor”) and Cowtown Pipeline Partners L.P. (“Gatherer”). Producers, Processor and Gatherer may be individually referred to as a “Party”, and collectively, as the “Parties”.
Recitals:
Whereas, Quicksilver, Processor, and Gatherer are the original parties to that certain Sixth Amended and Restated Gas Gathering Agreement dated September 1, 2008 (the “Original Agreement”), as amended by: (i) that certain Addendum and Amendment to Gas Gathering and Processing Agreement – Mash Unit Lateral dated as of January 1, 2009, (ii) that certain Amendment No. 1 to Addendum and Amendment to Gas Gathering and Processing Agreement – Mash Unit Lateral dated as of August 1, 2010, (iii) that certain Second Amendment to Sixth Amended and Restated Gas Gathering and Processing Agreement dated as of October 1, 2010, and (iv) that certain Amended and Restated Second Amendment to Sixth Amended and Restated Gas Gathering and Processing Agreement dated October 1, 2010 (collectively, (i) through (iv) immediately preceding are referred to herein as the “Prior Amendments”; the Original Agreement and the Prior Amendments are referred to herein collectively as the “Agreement”);
Whereas, by virtue of that certain Assignment, Bill of Sale and Conveyance, by and between Quicksilver and TG, dated the 30th day of April 2013, effective September 1, 2012, TG has been assigned an interest in the Agreement and is therefore a Producer party (as that term is defined in the Agreement) thereto; and
Whereas, Producers, Processor and Gatherer desire to amend the Agreement, as set forth herein.
Now     therefore, in consideration of the mutual covenants herein, Producers, Processor, and Gatherer agree as follows:

1.	A new section 27 shall be added to the Agreement as follows:

“Section 27    Liquid Nominations and Imbalances
27.1Plant Products Delivery Point(s) Nominations. No later than 12:00PM, four (4) business days prior to the beginning of each Month, Processor shall notify Quicksilver of the volumes of Plant Products per day that Processor anticipates will be made available for delivery to Producers at the Plant Products Delivery Point(s). No later than 12:00 PM, two (2) business days prior to the start of such Month, Quicksilver shall notify Processor of the Plant Products Delivery Point(s) where Plant Products are to be delivered by Processor and the specific amount of barrels associated therewith. At any time during the term hereof, Producers may adjust its nominations prospectively for the remainder of such Month by providing Processor notice prior to the nomination deadline of the applicable pipeline at the Plant Products Delivery Point(s) for making such changes.

27.2Because of dispatching and other causes outside of Processor’s reasonable control, imbalances may occur between the Plant Products delivered at the Plant Products Delivery Point(s) for Producers’ account and the Plant Products allocated to Producers as determined in Article 10 of the Agreement. Processor and Producers shall both use commercially reasonable efforts to manage daily receipts and deliveries so that any imbalances shall be kept as near to zero as practicable. Any imbalances described above shall be resolved in the following manner:

a.At the same time that Processor provides Quicksilver a statement pursuant to Section 14.1, Processor shall submit to Quicksilver a statement reflecting the “Liquid Volume Variance” for the previous Month which shall include the following information: (x) a comparison of (A) the volume of each Plant Product delivered for Producers’ account to the Plant Products Delivery Point(s), to (B) Producers’ allocated Plant Products as determined in Article 10 of the Agreement, (y) the value, using the pricing in Section 27.2(b) below, of the volume differences determined in such comparison, and (z) such other information and detail as may be mutually agreeable to the Parties. If there are amounts owed by each party pursuant to the Liquid Volume Variance calculation, then Processor shall net such amounts and reflect on the statement the net payment owed by the party with the greater payment obligation. In addition, Processor shall net such amount against the amount owed pursuant to Section 14.1 and reflect on the statement the net payment amount owed by the party with the greater payment obligation, and any payment owed shall be due as provided in Section 14.1, but paid as provided above.
b.The value to be used for each Plant Product volume imbalance for the production Month shall be the Oil Price Information Service (OPIS) average monthly prices, using purity ethane, NON-TET propane, normal butane, ISO-butane, and natural gasoline, as applicable, less a “Transportation Fee” and a “Fractionation Fee”. For purposes of this Section 27.2(b), the Transportation Fee shall be $0.02091846/gallon and the Fractionation Fee shall be the higher of (A) 6.6678 cents per gallon or (B) (0.25 X “Fuel”) + 5.5, where Fuel = Houston Ship Channel First of the Month Index as published by Platts Gas Daily. The Transportation Fee and the fixed portion of the Fractionation Fee shall be adjusted each January during the term hereof, commencing January 1, 2015 using the most recent "F.E.R.C. Oil Pipeline Index - Multiplier to Use" as published online by the Federal Energy Regulatory Commission.  Gatherer and Processor will provide Producers notice of yearly escalation prices.

27.3In the event Producers, Gatherer, or Processor reasonably determines that the prices used in either the Transportation Fee or the Fractionation Fee above in Section 27.2(b) are no longer representative of current market prices, then such Party shall notify the other Parties in writing and propose a new price it reasonably believes to reflect current market value and the effective date of implementing said new price. Upon receipt of said proposal, the receiving Parties shall have 10 days to accept or reject the proposal or deliver a counter proposal to the proposing Party. If the receiving Parties reject the proposal or the proposing Party rejects the receiving Parties’ counter proposal within 10 days from the receipt thereof, then the proposing Party may invoke the dispute resolution procedures set forth in Article 23 to resolve such matter; provided, however, in no event shall the arbitrator(s) establish and set a price for the Fractionation Fee that would be less than 6.375 cents per gallon; provided, further, no Party may invoke this price renegotiation mechanism more than once per any 12 month period. For purposes of this Section 27.3, if the receiving Party fails to reject the proposed price in the proposal within its respective 10 day deadline or if the proposing Party fails to reject the proposed price in the counter proposal from the receiving Parties within its respective 10 day deadline, then such failure shall be deemed acceptance by such Party of the applicable fee.”

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Third Amendment as of the Effective Date.

Quicksilver:
Quicksilver Resources Inc.
By:	/s/ C.C. Rupnow
Name: Cliff Rupnow
Title: Vice President - Product Marketing & Transportation

TG:
TG Barnett Resources LP
By:	/s/ Koji Yoshizaki
Name: KOJI YOSHIZAKI
Title: Vice President and Secretary

Gatherer:
Cowtown Pipeline Partners L.P.
By:	Crestwood Gas Services Operating GP LLC, its general partner
By:	/s/ J. Heath Deneke
Name: Heath Deneke
Title: President Natural Gas Business Unit

Processor:
Cowtown Gas Processing Partners L.P.
By:	Crestwood Gas Services Operating GP LLC, its general partner
By:	/s/ J. Heath Deneke
Name: Heath Deneke
Title: President Natural Gas Business Unit